Exhibit 3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-217421) of Japan Bank for International Cooperation of our report dated June 15, 2018, with respect to the consolidated financial statements and the non-consolidated financial statements of Japan Bank for International Cooperation prepared in accordance with accounting principles generally accepted in Japan included in its Annual Report on Form 18-K for the year ended March 31, 2018.

/s/ Ernst & Young ShinNihon LLC
Ernst & Young ShinNihon LLC
Tokyo, Japan

September 4, 2018